Exhibit 10.7

Dienstvertrag

zwischen

der Mainz Biomed B.V. mit Sitz in Amsterdam, Geschäftsanschrift: Robert-Koch-Str. 50, 55129 Mainz, vertreten durch die Gesellschafterversammlung, diese wiederum vertreten durch Herrn Marco Messina,

– nachfolgend auch: „Gesellschaft” –

und

Herrn Philipp Freese, Albert-Schweitzer-Weg 3, 41515 Grevenbroich

– nachfolgend auch: „Executive” –

– nachfolgend beide gemeinsam: „die Parteien” –

Management Services Agreement

between

Mainz Biomed B.V. based in Amsterdam, company address: Robert-Koch-Str. 50, 55129 Mainz, Germany, represented by the shareholders’ meeting, which is in turn represented by Mr Marco Messina,

– hereinafter also referred to as ‘Company’ –

and

Mr Philipp Freese, Albert-Schweitzer-Weg 3, 41515 Grevenbroich, Germany

– hereinafter also referred to as ‘Executive’ –

– hereinafter both together referred to as ‘the Parties’ –

Präambel

Herr Freese ist seit dem 01.02.2015 Geschäftsführer der PharmGenomics GmbH mit Sitz in Mainz, eingetragen im Handelsregister des Amtsgerichts Mainz unter HRB 41529. Zuvor war er seit dem 01.09.2013 als Arbeitnehmer für das Unternehmen tätig. Er hält ca. 2,1 % der Geschäftsanteile der PharmGenomics GmbH.

Die Mainz Biomed B.V. ist eine Gesellschaft mit beschränkter Haftung nach niederländischem Recht (besloten vennootschap met beperkte aansprakelijkheid – B.V.) und hat ihren Sitz in Amsterdam. Sie ist im Handelsregister der Niederlande unter der Nummer 82116296 eingetragen.

Die Gesellschafter der PharmGenomics GmbH werden auf der Grundlage des „Contribution Agreements” vom [Datum] ihre Geschäftsanteile gegen Geschäftsanteile der Mainz Biomed B.V. tauschen und so zu Gesellschaftern der Mainz Biomed B.V. werden. Die PharmGenomics GmbH wird hierdurch eine 100%ige Tochtergesellschaft der Mainz Biomed B.V.

Preamble

Mr Freese is Managing Director of PharmGenomics GmbH, which is based in Mainz and registered in the Commercial Register of the Local Court of Mainz under HRB 41529. Previously, he worked for this company as an employee since 1 September 2013. He holds approximately 2.1 % of the shares.

Mainz Biomed B.V. is a limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid – B.V.) and has its seat in Amsterdam. It is registered in the commercial register of the Netherlands under number 82116296.

The shareholders of PharmGenomics GmbH will exchange their shares for shares in Mainz Biomed B.V. on the basis of the “Contribution Agreement” of [date] and thus become shareholders of Mainz Biomed B.V. PharmGenomics GmbH will thereby become a wholly-owned subsidiary of Mainz Biomed B.V.

Herr Freese bleibt Geschäftsführer der PharmGenomics GmbH. Zudem ist beabsichtigt, dass Herr Freese gem. Ziff. 4.2 (b) (iv) des Contribution Agreements vom [Datum] bis auf Weiteres als Geschäftsführer („Director”) der Mainz Biomed B.V. tätig wird.

Die Gesellschafter der Mainz Biomed B.V. beabsichtigen, die Gesellschaft in naher Zukunft in eine Aktiengesellschaft nach niederländischem Recht (naamloze vennootschap – N.V.) umzuwandeln und die Zulassung der Aktien der N.V. zur Notierung an der Nasdaq in New York zu beantragen. Es ist beabsichtigt, dass Herr Freese mit dem Wirksamwerden der Umwandlung nicht mehr als Geschäftsführer („Director”), sondern gem. Ziff. 11.6 des Contribution Agreements vom [Datum] als Executive Officer der Mainz Biomed B.V. tätig werden wird (Chief Operations Officer – COO). Es wird ausdrücklich klargestellt, dass dieser Dienstvertrag auch nach der genannten Umwandlung in vollem Umfang fortbesteht.

Vor diesem Hintergrund wählen die Parteien die Bezeichnung von Herrn Freese als „Executive” in diesem Dienstvertrag einheitlich sowohl für dessen Position als Geschäftsführer („Director”) der Mainz Biomed B.V. als auch für dessen Position als Executive Officer der N.V. nach der Umwandlung.

Die Parteien beabsichtigen allein, einen Dienstvertrag zu den in diesem Vertrag festgelegten Bedingungen abzuschließen. Es ist der ausdrückliche Wille der Parteien, keinen Arbeitsvertrag i.S.d. § 611a Abs. 1 BGB abzuschließen.

Mr Freese will remain Managing Director of PharmGenomics GmbH. In addition, it is intended that Mr Freese will, for the time being, serve as Director of Mainz Biomed B.V. pursuant to Section 4.2 (b) (iv) of the Contribution Agreement of August 3, 2021.

The shareholders of Mainz Biomed B.V. intend to convert the Company into a stock corporation under Dutch law (naamloze vennootschap – N.V.) in the near future and to apply for admission of the shares of the N.V. to listing on Nasdaq in New York. It is intended that Mr Freese will, as of the said conversion, no longer serve as a Director of Mainz Biomed B.V. but as an Executive Officer of Mainz Biomed B.V. (Chief Operations Officer – COO) pursuant to Section 11.6 of the Contribution Agreement of August 3, 2021. For the avoidance of doubt, this service agreement will continue to be in full force and effect also after the said conversion.

In this regard, the Parties choose the designation of Mr Freese as ‘Executive’ in this service agreement consistently both for his position as Director of Mainz Biomed B.V. and for his position as Executive Officer of N.V. after the conversion.

The Parties only wish to enter into a service agreement under the terms and conditions as set out in this service agreement. It is the express intention of the Parties not to enter into an employment contract as defined in Section 611a Para. 1 of the German Civil Code (BGB).

Dies vorausgeschickt vereinbaren die Parteien was folgt:	Having said this, the Parties agree as follows:

§ 1 Geschäftsführung / Vertretung

(1)    Der Executive führt die Gesellschaft nach Maßgabe der Gesetze, dieses Vertrags, des Gesellschaftsvertrags sowie der Bestimmungen der Gesellschafter.

(2)    Inhalt und Umfang der Vertretungsbefugnis und Zeichnungsberechtigung des Executives richten sich nach Maßgabe der Vorschriften des Gesellschaftsvertrags oder werden vom Board of Directors der Gesellschaft festgelegt.

Sec. 1 Management / Representation

(1)    The Executive shall run the Company in accordance with applicable law, this contract, the articles of association as well as the stipulations of the shareholders.

(2)    The content and extent of the Executive’s powers of representation and signature are governed by the provisions of the articles of association or determined by the Company’s Board of Directors.

§ 2 Dienstzeit und -sitz

(1)    Der Executive stellt seine gesamte Arbeitskraft, fachlichen Kenntnisse und Erfahrungen der Gesellschaft und der PharmGenomics GmbH zur Verfügung. In seiner Zeiteinteilung ist der Executive frei.

(2)    Der Dienstsitz des Executives ist dessen jeweiliger Wohnsitz. Eine Versetzung des Executives an einen anderen Ort ist ohne seine Zustimmung nicht zulässig. Der Executive ist in der Wahl seines Aufenthaltsorts während der Dienstausübung frei.

Sec. 2 Working time / Place of work

(1)    The Executive shall place his entire working capacity, professional knowledge and experience at the disposal of the Company and PharmGenomics GmbH. The Executive shall be free in the allocation of his time.

(2)    The place of business of the Executive shall be his respective place of residence. A relocation of the Executive to another place is not permissible without his consent. The Executive shall be free to choose his place of work during the performance of his duties.

§ 3 Vertragsdauer

(1)    Dieser Dienstvertrag beginnt mit der Bestellung zum Geschäftsführer („Director”) durch die Gesellschafterversammlung gem. Ziff. 4.2 (b) (iv) des Contribution Agreements vom [Datum] und wird auf drei Jahre geschlossen. Er verlängert sich jeweils um drei weitere Jahre, wenn er nicht von einer der Vertragsparteien mit einer Frist von sechs Monaten vor Ablauf des jeweiligen Verlängerungszeitraums gekündigt wird.

(2)    Während der Vertragsdauer gem. Abs. 1 ist eine ordentliche Kündigung dieses Dienstvertrags beiderseits ausgeschlossen. Das Recht zur außerordentlichen Kündigung aus wichtigem Grund (§ 626 BGB) bleibt unberührt.

(3)    Jede Kündigung bedarf der Schriftform.

(4)    Eine Kündigung des Executives ist gegenüber der Gesellschaft zu erklären.

(5)    Im Fall einer Kündigung der Gesellschaft gem. Abs. 1 ist der Executive auf sein Verlangen bis zur Beendigung des Dienstverhältnisses unter Fortzahlung der Vergütung gem. § 4 dieses Dienstvertrags von der Erbringung der Dienstleistung freizustellen.

(6)    Die Parteien sind sich einig, dass ein Beschluss der Gesellschafter oder des Board of Directors der Gesellschaft, die gesellschaftsrechtliche Beziehung des Executives zur Gesellschaft zu beenden, nicht das Ende des Dienstverhältnisses des Executives mit der Gesellschaft zur Folge hat. In diesem Fall besteht dieser Dienstvertrag in vollem Umfang fort.

Sec. 3 Term of contract

(1)    This service agreement commences upon appointment as Director by the shareholders’ meeting pursuant to Section 4.2 (b) (iv) of the Contribution Agreement of [date] and is concluded for a term of three years. It shall extend by three years at a time if it is not terminated by one of the Parties with a notice period of six months prior to the respective extension period.

(2)    During the term of the contract pursuant to Para. 1, termination of this service agreement shall be excluded by both parties. The right to termination for good cause (Section 626 of the German Civil Code – BGB) shall remain unaffected.

(3)    Any notice of termination must be in writing.

(4)    Notice of termination by the Executive shall be given to the Company.

(5)    In the event of termination by the Company pursuant to Para. 1, the Executive shall, at his request, be released from his duties until the termination of the service relationship with continued payment of the remuneration pursuant to Section 4 of this service agreement.

(6)    The Parties agree that a resolution taken by the shareholders or the Company’s Board of Directors to terminate the corporate law relationship of the Executive with the Company does not imply the end of the service relationship of the Executive with the Company. In that case this service agreement will continue to be in full force and effect.

§ 4 Vergütung

(1)    Als Vergütung für seine Dienste erhält der Executive ein Jahresgrundgehalt in Höhe von EUR 164.000,00 brutto. Das Jahresgrundgehalt ist zahlbar in zwölf gleichen Raten, jeweils am Ende eines Kalendermonats sowie unter Abzug von Steuern und Sozialabgaben. Im Jahr des Eintritts und im Jahr des Austritts wird das Jahresgrundgehalt zeitanteilig gezahlt.

(2)    Der Executive ist zur Teilnahme am Equity Incentive Plan der Gesellschaft berechtigt und wird mindestens ein Achtel der im Rahmen des Equity Incentive Plan ausgegebenen Aktien erhalten.

Sec. 4 Remuneration

(1)    As remuneration for his services, the Executive shall receive a fixed annual salary of EUR 164,000 gross. The fixed annual salary shall be payable in twelve equal installments at the end of a calendar month, less taxes and social security contributions. In the year of joining and in the year of leaving the Company, the fixed annual salary is paid pro rata temporis.

(2)    The Executive is entitled to participate in the Company’s Equity Incentive Plan and will receive at least one eighth of the shares issued under the Equity Incentive Plan.

§ 5 Fortzahlung der Vergütung

(1)    Wird der Executive durch Arbeitsunfähigkeit infolge Krankheit oder einem anderen von ihm nicht zu vertretenden Grund an der Erbringung seiner vertraglichen Leistung gehindert, wird ihm die Vergütung nach § 4 sechs Monate, längstens aber bis zur Beendigung des Dienstverhältnisses fortgezahlt. Etwaige aufgrund der Dienstverhinderung von den Trägern der gesetzlichen Krankenkasse oder einer privaten Krankenversicherung gewährte Leistungen werden auf die Vergütung angerechnet.

(2)    Im Fall des Todes des Executives während der Dauer dieses Vertrags haben sein Ehepartner und seine unterhaltsberechtigten Kinder als Gesamtgläubiger Anspruch auf Fortzahlung der Vergütung gem. § 4 Abs. 1 für den Sterbemonat und die zwölf folgenden Monate, längstens aber bis zur Beendigung des Dienstverhältnisses.

Sec. 5 Continued payment of remuneration

(1)    Should the Executive be prevented from rendering services pursuant to this contract due to an inability to work resulting from illness or another reason beyond his control, the remuneration pursuant to Section 4 shall continue to be paid for six months, but at most up to the end of the service relationship. Any benefits granted by the institutions of the statutory health insurance fund or a private health insurance fund due to the Executive’s inability to work will be offset against the remuneration.

(2)    In the event of the Executive’s death during the term of this contract, his spouse and dependent children shall be entitled as joint and several creditors to continued payment of the remuneration pursuant to Section 4 Para. 1 for the month of death and the following twelve months, but at most up to the end of the service relationship.

§ 6 Abfindung

(1)    Im Fall einer Kündigung der Gesellschaft gem. § 3 Abs. 1 erhält der Executive eine Abfindung in Höhe von drei durchschnittlichen Bruttomonatsvergütungen gem. § 4 für jedes zurückgelegte Dienstjahr, wobei auch die bei der PharmGenomics GmbH als Arbeitnehmer und Geschäftsführer zurückgelegten Dienstjahre einzubeziehen sind. Zeiträume von mehr als sechs Monaten werden für die Berechnung auf ein volles Dienstjahr aufgerundet.

(2)    Für die Berechnung der durchschnittlichen Bruttomonatsvergütung wird die Vergütung gem. § 4 Abs. 1 und 2 während der letzten 60 Kalendermonate vor Ausspruch der Kündigung zugrunde gelegt. Hat das Dienstverhältnis noch keine 60 Kalendermonate bestanden, ist hinsichtlich der für die Berechnung fehlenden Kalendermonate die zuletzt von der PharmGenomics GmbH erhaltende Vergütung in Höhe von EUR 48.000,00 brutto zugrunde zu legen.

(3)    Die Abfindung wird mit der Beendigung des Dienstverhältnisses zur Zahlung fällig.

Sec. 6 Severance payment

(1)    In the event of termination by the Company pursuant to Section 3 Para. 1, the Executive shall receive a severance payment in the amount of three average gross monthly remunerations pursuant to Section 4 for each year of service completed, including the years of service as Employee and Managing Director of PharmGenomics GmbH. Periods of more than six months shall be rounded up to one full year of service for the purpose of calculation.

(2)    The calculation of the average gross monthly remuneration shall be based on the remuneration pursuant to Section 4 Para. 1 and 2 during the last 60 calendar months prior to the notice of termination. If the service relationship has not yet existed for 60 calendar months, the remuneration last received by PharmGenomics GmbH in the amount of EUR 48,000 gross shall be taken as the basis with regard to the calendar months missing for the calculation.

(3)    The severance payment shall become due for payment upon termination of the service relationship.

§ 7 Dienstwagen

(1)    Die Gesellschaft stellt dem Executive auf sein Verlangen ein Dienstfahrzeug (monatliche Brutto-Leasingrate bis maximal EUR 500,00) zur dienstlichen und privaten Nutzung zur Verfügung.

(2)    Die Kosten des Dienstwagens einschließlich aller Betriebskosten trägt die Gesellschaft. Die Einkommenssteuer auf den geldwerten Vorteil der Privatnutzung trägt der Executive.

Sec. 7 Company Car

(1)    At the request of the Executive, the Company shall provide him with a company car (monthly gross leasing rate up to a maximum of EUR 500.00) for business and private use.

(2)    The costs of the company car including all operating costs are borne by the Company. Income tax on the imputed income for the private use shall be borne by the Executive.

§ 8 Reisekosten / Spesen / sonstige Aufwendungen

(1)    Für die Bewirtung von Geschäftspartnern und Geschäftsreisen hat der Executive Anspruch auf Ersatz seiner angemessenen Auslagen, soweit sie dem Executive im Interesse der Gesellschaft entstehen. Die Einzelheiten wird die Gesellschaft in einer Reisekosten- und Spesenrichtlinie für die Geschäftsführung festlegen.

(2)    Die Gesellschaft stellt dem Executive monatlich ein Budget in Höhe von EUR 400,00 für Arbeitsmittel (z.B. Dienst-PC, -Notebook, -Tablet, -Smartphone) und sonstige dienstliche Aufwendungen (z.B. Vertrags- und Verbindungskosten eines dienstlich genutzten Telefon-Anschlusses oder Mobilvertrags) zur Verfügung. Zusätzlich zu dem monatlichen Budget stellt die Gesellschaft dem Executive zu Beginn des Dienstverhältnisses zur Einrichtung eines Home-Office-Arbeitsplatzes einmalig ein Budget von EUR 2.000,00 zur Verfügung.

(3)    Die Gesellschaft stellt dem Executive jährlich ein Budget in Höhe von EUR 5.000,00 für Kosten der Gesunderhaltung (z.B. Gesundheitsuntersuchungen, die nicht von der Krankenversicherung getragen werden, oder Physiotherapie/Massage-Anwendungen) zur Verfügung. Das am Ende eines Kalenderjahres nicht verbrauchte Budget verfällt mit Ablauf des jeweiligen Kalenderjahres.

(4)    Die Gesellschaft stellt dem Executive jährlich ein Fortbildungsbudget zur Verfügung. Einzelheiten wird die Gesellschaft in einer Fortbildungsrichtlinie für die Geschäftsführung festlegen.

(5)    Die Gesellschaft stellt dem Executive zur Deckung der Aufwendungen gem. Abs. 1 bis 4 eine Firmenkreditkarte zur Verfügung.

Sec. 8 Travel costs / Expenses / other costs

(1)    For entertaining business partners and for business trips, the Executive is entitled to reimbursement of his reasonable expenses to the extent these are incurred to the Executive in the interests of the Company. The Company will define details in a travel and expense policy for the Board of Directors.

(2)    The Company shall provide the Executive with a monthly budget of EUR 400.00 for work equipment (e.g. company PC, notebook, tablet, smartphone) and other business expenses (e.g. contract and connection costs for a telephone connection or mobile phone contract used for business purposes). In addition to the monthly budget, the Company shall provide the Executive with a one-time budget of EUR 2,000.00 at the beginning of the service relationship to set up a home office.

(3)    The Company shall provide the Executive with an annual budget of EUR 5,000 for health care costs (e.g. health examinations not covered by health insurance or physiotherapy/massage treatments). The budget not used at the end of a calendar year lapses at the end of the respective calendar year.

(4)    The Company shall provide the Executive with an annual training budget. The Company will define details in a training policy for the Board of Directors.

(5)    The Company shall provide the Executive with a company credit card to cover the expenses pursuant to Paras. 1 to 4.

§ 9 Versicherungen

(1)    Die Gesellschaft schließt für die Dauer dieses Vertrags zugunsten des Executives eine Unfallversicherung für Berufsunfälle und Unfälle des täglichen Lebens mit Deckungssummen von EUR 500.000,00 für den Todesfall und EUR 1.000.000,00 für den Invaliditätsfall ab.

Bezugsberechtigt aus der Versicherung sind im Invaliditätsfall der Executive, im Todesfall die von ihm benannten Personen, bei Fehlen einer solchen Bestimmung seine Erben.

(2)    Die Gesellschaft versichert den Executive auf ihre Kosten gegen Ansprüche, insbesondere Schadensersatzansprüche, die der Gesellschaft und/oder Dritten gegen den Executive aufgrund oder im Zusammenhang mit seiner Tätigkeit zustehen können mit einer Deckungssumme von EUR 5.000.000,00 pro Schadensfall („D&O-Versicherung”). Der Versicherungsschutz schließt hinsichtlich des Verschuldensgrades lediglich wissentlich begangene Pflichtverletzungen vom Versicherungsschutz aus. Die Rückwärtsversicherung ist unbegrenzt und es wird eine mindestens 5-jährige unverfallbare Nachmeldefrist vereinbart.

Die Gesellschaft gewährt dem Executive jederzeit auf Verlangen Einsicht in die Versicherungsunterlagen und legt die Belege über die Prämienzahlungen vor. Diese Verpflichtung gilt auch nach Beendigung dieses Dienstvertrags.

Sec. 9 Insurances

(1)    The Company shall take out accident insurance for the Executive against work-related accidents and accidents in daily life for the duration of this contract with a coverage of EUR 500,000 for death and EUR 1,000,000 for invalidity.

In case of invalidity, the Executive is entitled to the benefits ensuing from the insurance coverage, in the case of death, the persons appointed by him, and in the absence of such an appointment, his heirs.

(2)    The Company shall insure the Executive at its own expense against claims, in particular damages claims, to which the Company and/or third parties could be entitled due to or in connection with the Executive’s activities, with a coverage of EUR 5,000,000 per damage event (‘D&O insurance’). The insurance protection shall exclude, with regard to the degree of fault, mere breaches of duty that were knowingly committed from the insurance coverage. The retroactive insurance coverage is unlimited, and a vested extended reporting period of at least five years shall be agreed upon.

The Company shall allow the Executive, upon his request at any time, to inspect the insurance documents and present the receipts for the premium payments. This obligation shall survive this service agreement.

§ 10 Urlaub

(1)    Der Executive hat Anspruch auf einen bezahlten Jahresurlaub von 30 Arbeitstagen, wobei der Samstag nicht als Arbeitstag zählt. Der Urlaub ist unter Berücksichtigung der Interessen der Gesellschaft im Einvernehmen mit den anderen Geschäftsführern („Directors”) bzw. mit den anderen Mitgliedern des „Executive Committees” festzulegen.

(2)    Soweit Urlaub im Lauf eines Kalenderjahres nicht genommen werden kann, wird er auf das nächste Jahr übertragen. Ein Verfall von Urlaubsansprüchen ist ausgeschlossen.

(3)    Für das Jahr, in dem das Dienstverhältnis beginnt, steht dem Executive für jeden angefangenen Monat des Bestehens des Dienstverhältnisses 1/12 des Jahresurlaubs gem. Abs. 1 zu. Zusätzlich hat er Anspruch auf den im Zeitpunkt des Beginns dieses Dienstverhältnisses noch bestehenden Resturlaub bei der PharmGenomics GmbH, der damit als abgegolten gilt.

Sec. 10 Vacation

(1)    The Executive shall have a claim to paid annual vacation of 30 working days, whereby Saturday shall not count as a working day. The vacation periods shall be determined in consultation with the other Directors or with the other members of the Executive Committee, taking into account the interests of the Company.

(2)    If vacation cannot be taken in the course of a calendar year, it shall be carried over to the next year. There shall be no forfeiture of vacation entitlements.

(3)    For the year in which the service relationship commences, the Executive shall be entitled to 1/12 of the annual vacation pursuant to Para. 1 for each month or part thereof of the service relationship. In addition, he shall be entitled to the remaining vacation at PharmGenomics GmbH at the time of commencement of this service relationship, which shall be deemed to be compensated hereby.

§ 11 Change of Control

(1)    Der Executive hat für den Fall, dass es während der Vertragslaufzeit zu einem Change of Control i.S.d. nachfolgenden Abs. 2 kommt, das Recht, sein Amt als Geschäftsführer („Director”) bzw. Executive Officer niederzulegen und das Dienstverhältnis außerordentlich mit einer Frist von sechs Monaten zum Monatsende zu kündigen.

(2)    Ein Change of Control im Sinne dieses Vertrags liegt vor, wenn

-     ein Dritter oder mehrere gemeinsam handelnde Dritte, die im Zeitpunkt des Vertragsschlusses nicht oder mit weniger als 50 % der Stimmrechte an der Gesellschaft beteiligt ist/sind, mindestens 50% + 1 der Stimmrechte an der Gesellschaft erwerben bzw. erreichen, sei es durch Anteilsbesitz oder auf andere Weise, oder das Recht oder die Befähigung hat/haben, (a) eine solche Anzahl an Mitgliedern der Geschäftsführung oder eines vergleichbaren Organs der Gesellschaft zu bestellen oder abzuberufen oder (b) die Bestellung oder Abberufung einer solchen Anzahl an Mitgliedern anzuweisen, die erforderlich ist, um die für verbindliche Entscheidungen erforderliche Stimmenmehrheit in diesem Organ zu erreichen;

-     eine Spaltung, Verschmelzung oder Übertragung des Vermögens der Gesellschaft auf einen dritten Rechtsträger unter Auflösung der Gesellschaft stattgefunden hat,

-     die Gesellschaft Bestandteile ihres Vermögens im Umfang von mehr als 50 % des Wertes des Anlagevermögens veräußert oder überträgt.

(3)    Die Kündigung in Ausübung des Kündigungsrechts gem. Abs. 1 ist innerhalb einer Frist von sechs Monaten nach dem Ende des Kalendermonats zu erklären, in dem

-     im Fall einer Änderung der Stimmrechtsverhältnisse die Stimmrechtsänderung nach den jeweils einschlägigen rechtlichen Vorschriften veröffentlicht worden ist,

-     bei einer Verschmelzung, Vermögensübertragung oder bei Abschluss eines Beherrschungs- bzw. Gewinnabführungsvertrags die Eintragung in das Handelsregister der Gesellschaft erfolgt ist,

-     bei einer rechtsgeschäftlichen Übertragung des Vermögens der dingliche Vollzug des Kaufvertrags stattgefunden hat.

(4)    Im Fall der berechtigten Ausübung des Sonderkündigungsrechts gem. Abs. 1 zahlt die Gesellschaft dem Executive eine einmalige Entschädigung in Höhe des Jahresgrundgehalts gem. § 4 Abs. 1 dieses Dienstvertrags, das ohne Ausübung des Sonderkündigungsrechts in dem Zeitraum nach der Beendigung des Dienstvertrags bis zum regulären Ende des Dienstvertrags gem. § 2 Abs. 1 zu zahlen gewesen wäre. Zudem hat der Executive Anspruch auf die Abfindung gem. § 6 dieses Dienstvertrags.

Sec. 11 Change of Control

(1)    In the event of a change of control within the meaning of Para. 2 below during the term of the contract, the Executive shall be entitled to resign from office as Director or Executive Officer and to terminate the service relationship with extraordinary notice of six months to the end of the month.

(2)    A change of control within the meaning of this contract shall exist if

-     a third party or several third parties acting jointly, which at the time of the conclusion of the agreement do not hold or hold less than 50% of the voting rights in the Company, acquire or reach at least 50% + 1 of the voting rights in the Company, whether through ownership or otherwise, or has the rights or ability to (a) appoint or remove or (b) direct the appointment or removal of, such number of members of the management board or a similar body of the Company with decisive voting power in such body;

-     a division, merger or transfer of the assets of the Company to a third legal entity has taken place with the Company as disappearing entity,

-     the Company sells or transfers components of its assets amounting to more than 50% of the value of the fixed assets.

(3)    Notice of termination in exercise of the right of termination pursuant to Para. 1 shall be given within a period of six months after the end of the calendar month in which

-     in the case of a change in voting rights, the change in voting rights has been published in accordance with the relevant legal provisions,

-     in the case of a merger, transfer of assets or conclusion of a control or profit transfer agreement, the entry has been made in the Commercial Register of the Company,

-     in the case of a legal transfer of assets, the in rem execution of the purchase agreement has taken place.

(4)    In the event of the justified exercise of the extraordinary right of termination pursuant to Para. 1, the Company shall pay the Executive a one-time compensation in the amount of the fixed annual salary pursuant to Section 4 Para. 1 of this service agreement which would have been payable without the exercise of the extraordinary right of termination in the period after the termination of the service agreement until the regular end of the service agreement pursuant to Section 2 Para. 1. In addition, the Executive is entitled to the severance payment pursuant to Section 6 of this service agreement.

§ 12 Wettbewerbsverbot

Dem Executive ist es untersagt, während der Dauer dieses Vertrags in selbstständiger, unselbstständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit der Gesellschaft in direktem oder indirektem Wettbewerb steht oder mit einem Wettbewerbsunternehmen i.S.v. § 15 AktG verbunden ist. In gleicher Weise ist es dem Executive untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen, es sei denn, der Anteilsbesitz ermöglicht keinen Einfluss auf die Organe des betreffenden Unternehmens. Das Wettbewerbsverbot gilt auch zugunsten von mit der Gesellschaft i.S.v. § 15 AktG verbundenen Unternehmen.

Sec. 12 Covenant not to compete

The Executive shall be prohibited from working for a company during the term of this contract on a freelance, dependent or other basis that is in direct or indirect competition with the Company or is affiliated with a competitive company within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz – AktG). In the same way, the Executive shall be prohibited from forming, acquiring or directly or indirectly participating in such a company during the term of this contract unless his shareholding does not enable him to exert influence over the governing bodies of the company in question. The covenant not to compete shall also apply to the benefit of affiliates of the Company within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz – AktG).

§ 13 Geheimhaltung

Der Executive ist verpflichtet, gegenüber Dritten über alle vertraulichen Angelegenheiten der Gesellschaft, insbesondere Betriebs- und Geschäftsgeheimnisse, Stillschweigen zu bewahren.

Sec. 13 Confidentiality The Executive shall be obligated to maintain secrecy vis-à-vis third parties with respect to all confidential matters of the Company, in particular trade and business secrets.

§ 14 Rückgabe von Unterlagen und Arbeitsmitteln

Der Executive hat nach Beendigung des Dienstverhältnisses alle die Angelegenheiten der Gesellschaft betreffenden Unterlagen und alle etwaig überlassenen Arbeitsmittel unaufgefordert an die Gesellschaft zurückzugeben.

Sec. 14 Return of documents and working equipment

After termination of the service relationship, the Executive shall return to the Company, without being asked to do so, all documents relating to the affairs of the Company as well as any work equipment that may have been provided.

§ 15 Schlussbestimmungen

(1)    Änderungen und Ergänzungen dieses Dienstvertrags bedürfen zu ihrer Wirksamkeit der Schriftform. Gleiches gilt für die Aufhebung dieses Schriftformerfordernisses.

(2)    Sollten einzelne Bestimmungen dieses Dienstvertrags ganz oder teilweise unwirksam sein oder werden, soll hierdurch die Wirksamkeit der übrigen Bestimmungen nicht berührt werden. Die Parteien sind im Fall einer unwirksamen Bestimmung verpflichtet, über eine wirksame und zumutbare Ersatzregelung zu verhandeln, die dem von den Parteien mit der unwirksamen Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahekommt.

(3)    Dieser Dienstvertrag unterliegt deutschem Recht.

(4)    Ausschließlicher Gerichtsstand für alle Streitigkeiten zwischen der Gesellschaft und dem Executive ist Mainz, Deutschland.

(5)    Dieser Dienstvertrag wird in deutscher und englischer Fassung ausgefertigt. Die Parteien sind sich darüber einig, dass die englische Fassung lediglich der Information dient. Die deutsche Fassung ist rechtlich bindend.

Sec. 15 Final provisions

(1)    Changes or amendments to this service agreement must be in writing in order to be valid. The same applies to the cancellation of this written form requirement.

(2)    Should any provisions of this service agreement be or become wholly or partially invalid, this shall not affect the validity of the remaining provisions. In the event of an invalid provision, the Parties shall be obliged to negotiate an effective and reasonable replacement provision which comes as close as possible to the economic purpose pursued by the Parties with the invalid provision.

(3)    This service agreement shall be governed by German law.

(4)    The exclusive place of jurisdiction for all disputes between the Company and the Executive shall be Mainz, Germany.

(5)    This service agreement shall be executed in German and English. The Parties agree that the English version is for information purposes only. The German version shall be legally binding.

Mainz Biomed B.V.	Philipp Freese

Place, date	Place, date

Marco Messina	Philipp Freese